EXHIBIT 99.1

FOR IMMEDIATE RELEASE
For More Information Contact:

Richard Gomberg
Vice President & CFO, iVOW, Inc.
(858) 703-2820

iVOW ANNOUNCES SIGNING OF TERM SHEET TO PURSUE SALE OF THE
COMPANY AND RESIGNATION OF CEO

SAN DIEGO, CALIFORNIA, September 6, 2006 – iVOW, Inc. (NASDAQ: IVOW), a provider of disease management services for the treatment of chronic and morbid obesity, today announced that it has signed a non-binding term sheet to be acquired by Crdentia Corp. (OTCBB: CRDT), a leading U.S. provider of healthcare staffing services.  In the proposed transaction, Crdentia would acquire the Company for approximately $3.5 million in shares of Crdentia’s common stock, subject to adjustment based on the Company’s debt and accounts receivable at closing.  The completion of the transaction is subject to negotiation and execution of a definitive merger agreement, and the satisfaction of closing conditions, including approval by the Company’s stockholders.  The term sheet was recommended for approval by a special transaction committee of the Board and unanimously approved by all disinterested members of the Board.

If the transaction is completed, Crdentia has announced that it intends to operate and develop iVOW’s programs for the medical and surgical management of chronic and morbid obesity.  The combined companies would be a leading provider of healthcare staffing services and medically-validated programs for the management of chronic and morbid obesity directed to large corporate clients and their employees.  In connection with the transaction, Crdentia intends to apply to have its common stock approved for quotation on the Nasdaq Capital Market.

The Company also announced the resignation of its President and CEO, Michael H. Owens, M.D., to pursue alternative interests and that John R. Lyon will assume, on an interim basis, senior executive authority in his capacity as Chairman of the Board.  Mr. Lyon said, “We would like to thank Dr. Owens for his service to the Company in leading the development of our obesity disease management business and we wish him well in the future.”

In addition, iVOW announced that, effective September 5, 2006, James D. Durham resigned from the Company’s Board of Directors.  Mr. Durham is the Chairman and CEO of Crdentia Corp.

About iVOW, Inc.

Our business is focused exclusively on the disease state management of chronic and morbid obesity. We provide program management, operational consulting and clinical training services to physicians and hospitals involved in the medical and surgical treatment of morbidly obese patients. We also provide specialized vitamins to patients who have undergone obesity surgery.

Our corporate website is www.ivow.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com.  iVOW is the new corporate name of Vista Medical Technologies, Inc.  iVOW is traded on the NASDAQ Capital Market under the stock symbol IVOW.

About Crdentia Corp.

 Crdentia Corp. is one of the nation’s leading providers of healthcare staffing services.  Crdentia seeks to capitalize on an opportunity that currently exists in the healthcare industry by targeting the critical nursing and allied shortage issue.  There are many small, private companies that are addressing the rapidly expanding needs of the healthcare industry.  Unfortunately, due to their relatively small capitalization, they are unable to maximize their potential, obtain outside capital or expand.  By consolidating well-run small private companies into a larger public entity, Crdentia intends to facilitate access to capital, the acquisition of technology, providing greater diversity of client services and expanded distribution that, in turn, drive internal growth.  For more information, visit www.crdentia.com.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of iVOW, Inc.  Actual results may differ materially depending on a number of risk factors inherent in our business which are described in the Company’s Securities and Exchange Commission filings which are available at www.sec.gov.  In addition, there can be no assurance that the Company will be able to successfully negotiate and execute a definitive merger agreement with Crdentia, and even if it does so, there can be no assurance that the terms will not vary materially from the non-binding term sheet, or that the Company will be able to satisfy all required closing conditions, including obtaining the requisite stockholder consents.  The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Additional Information
If the Company executes a definitive agreement with Crdentia, it plans to mail a proxy statement to the holders of its common stock containing information about the merger. Investors and security holders are urged to read the proxy statement carefully when it is available. The proxy statement will contain important information about the Company, Crdentia, the merger and related matters. Investors and security holders will be able to obtain free copies of these documents through the website maintained by the U.S. Securities and Exchange Commission at www.sec.gov.

The Company, its directors, executive officers and certain members of management and employees may participate in the solicitation of proxies from the Company’s shareholders in favor of the proposed merger. A description of any interests, by security holdings or otherwise, that the participants in the solicitation have in the merger will be available in the proxy statement.

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